Exhibit 5.1
Myers & Alberga
Attorneys-at-Law
Harbour Place, 2nd Floor, North Wing
103 South Church Street
P.O. Box 472
Grand Cayman KY1-1106
Cayman Islands B.W.I.
October 12, 2006
Consolidated Water Co. Ltd.
P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands, B.W.I.
Ladies and Gentlemen:
We are furnishing this opinion in connection with the Registration Statement on Form F-3 (the “Registration Statement”) of Consolidated Water Co. Ltd., a Cayman Islands company (the “Company”), to be filed on or about the date of this opinion with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Act”), relating to the proposed issue and sale by the Company of 1,725,000 ordinary shares of the Company (the “Shares”), of which 225,000 ordinary shares may be sold pursuant to an over-allotment option granted by the Company to the underwriters of the offering. We understand that the Shares are to be offered and sold in the manner described in the prospectus included in, and forming part of, the Registration Statement (the “Prospectus”).
We have acted as Cayman Islands counsel to the Company in connection with the proposed offering of the Shares. In rendering this opinion, we have examined the following documents and instruments:
(1)	the Registration Statement (not including the exhibits filed or to be filed therewith);

(2)	the Company’s Amended and Restated Memorandum of Association;

(3)	the Company’s Amended and Restated Articles of Association; and

(4)	the resolutions adopted by the Board of Directors of the Company and its committees in connection with the authorization, issue and sale of the Shares.
We have also consulted with officers and directors of the Company and have obtained such representations with respect to matters of fact as we have deemed necessary or advisable for purposes of rendering this opinion. We have not necessarily independently verified those factual statements, or the veracity of those representations, but we have no reason to doubt their truth or accuracy.
Based on the foregoing it is our opinion that when the Commission has declared the Registration Statement to be effective, the provisions of all applicable United States Federal and State laws have been complied with, and the Shares are issued and sold in accordance with the terms disclosed in the Prospectus against full payment therefor, the Shares will be validly issued, fully paid and non-assessable.
The above opinions are specifically limited to the currently applicable substantive laws of the Cayman Islands as those laws relate to these opinions. We are admitted to practise law in the Cayman Islands and have neither been admitted to, nor purport to be experts on the laws of, any other jurisdiction relevant to the Company’s proposed offering. This opinion is issued on the basis that it will be construed in accordance with the provisions of the laws of the Cayman Islands.
We hereby consent to (i) the filing of this opinion as an exhibit to the Registration Statement, (ii) the reference to this firm under “Legal Matters” in the Prospectus and (iii) the description of our opinions as set forth in the Prospectus under “Risk Factors — Service of Process and Enforcement of Legal Proceedings Against Us in the United States May Be Difficult to Obtain.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is issued for the benefit of the Company in connection with the Registration Statement and may only be relied upon by the Company and by persons entitled to rely upon it pursuant to the applicable provisions of the United States federal securities laws.
Very Truly Yours,
MYERS & ALBERGA
Per: /s/ Darryl Myers
       Darryl Myers